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                                                                 EXHIBIT 3.1


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             JUNIPER NETWORKS, INC.



        FIRST. The name of this corporation is Juniper Networks, Inc.

        SECOND. The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH. This corporation is authorized to issue two classes of shares, to be designated "Common Stock" and "Preferred Stock," respectively. The total number of shares which this corporation authorized to issue is 85,039,059 shares. The number of shares of Common Stock this corporation is authorized to issue is 71,000,000 shares, with the par value of $.00001, and the number of shares of Preferred Stock this corporation is authorized to issue is 14,039,059 shares, with the par value of $.00001.

               1.     Designation of Series.

                      There are hereby provided five series of Preferred Stock; one series designated Series A Preferred Stock (the "Series A Preferred"), one series designated Series B Preferred (the "Series B Preferred"), one series designated Series C Preferred Stock (the "Series C Preferred"), one Series designated Series D Preferred Stock (the "Series D Preferred") and one designated Series D1 Preferred Stock (the "Series D1 Preferred").

               2.     Number of Shares.

                      The number of shares constituting the Series A Preferred is fixed at 1,743,751 shares, the number of shares constituting the Series B Preferred is fixed at 3,915,308 shares, the number of shares constituting the Series C Preferred is fixed at 5,200,000 shares, the number of shares constituting the Series D Preferred is fixed at 600,000 and the number of shares constituting the Series D1 Preferred is fixed at 2,580,000.

               3.     Dividend Provisions.

                      The holders of shares of the Preferred Stock shall be entitled to receive non-cumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this corporation) on the Common Stock of this corporation. The dividend rate for the Series A Preferred is $0.05 per annum on


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each outstanding share of Series A Preferred whenever funds are legally available therefor, payable annually when and as declared by the Board of Directors. The dividend rate for the Series B Preferred is $0.12 per annum on each outstanding share of Series B Preferred whenever funds are legally available therefor, payable annually when and as declared by the Board of Directors. The dividend rate for the Series C Preferred is $0.45 per annum on each outstanding share of Series C Preferred whenever funds are legally available therefor, payable annually when and as declared by the Board of Directors. The dividend rate for the Series D Preferred is $0.55 per annum on each outstanding share of Series D Preferred whenever funds are legally available therefore, payable annually when and as declared by the Board of Directors. The dividend rate for the Series D1 Preferred is $0.55 per annum on each outstanding share of Series D1 Preferred whenever funds are legally available therefore, payable annually when and as declared by the Board of Directors. Dividends, if paid must be paid on, or, if declared and set apart for payment on, must be declared and set apart for payment on all outstanding series of Preferred Stock contemporaneously, and if less than full dividends are paid on or declared and set apart for payment on all outstanding series, then the same percentage of the respective dividend rate on each outstanding series of Preferred Stock shall be paid on or declared and set apart. In the event that the Board of Directors shall declare dividends in excess of such amount, any such dividends shall be paid on a pro rata basis on the outstanding Common Stock and the Preferred Stock (with the outstanding Preferred Stock sharing in such dividend on an as converted into Common Stock basis).

               4.     Liquidation Preference.

                      a. In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of shares of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of the Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of

                         (i)$1.00 for each outstanding share of Series A
Preferred, $2.40 for each outstanding share of Series B Preferred, $8.93 for each outstanding share of Series C Preferred, $11.03 for each outstanding share of Series D Preferred and $11.03 for each outstanding share of Series D1 Preferred (each, the "Original Issue Price" for the applicable Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D1 Preferred); and

                         (ii) all declared and unpaid dividends with respect to
such shares.

                      b. If upon the occurrence of such event, the assets and the funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets of this corporation legally available for distribution shall be distributed ratably to the holders of all series of the Preferred Stock in proportion to the Original Issue Price of the respective series of Preferred Stock held by such holders.

                      c. Upon the completion of a distribution required by paragraph (b) of this Section 4, if assets remain in this corporation, the holders of Common Stock shall be entitled to receive all the remaining assets of the corporation.




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                      d. A consolidation or merger of this corporation with or
into any other corporation or corporations, or the conveyance of all or substantially all of the assets of this corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4.

                         (i)Any of such transactions shall not be deemed to be
a liquidation, dissolution or winding up within the meaning of this Section 4 if the holders of the voting equity securities of the corporation immediately prior to any of such transactions hold more than 50% of the outstanding voting equity securities of the entity surviving such merger or consolidation or the entity purchasing such assets.

                         (ii) In any of such events, if the consideration
received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                              (A) Securities not subject to investment letter or
other similar restrictions on free marketability:

                                  (1) If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                                  (2) If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                                  (3) If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                              (B) The method of valuation of securities subject
to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                         (iii) In the event the requirements of this
Section 4(d) are not complied with, this corporation shall forthwith either:

                              (A) cause such closing to be postponed until such
time as the requirements of this Section 4 have been complied with; or

                              (B) cancel such transaction, in which event the
rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(d)(iv) hereof.




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                         (iv) The corporation shall give each holder of record
of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the corporation has given the first notice provided for herein or sooner than two (2) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                      e. As authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchase by the corporation of shares of Common Stock issued to or held by employees, officers, directors or consultants of the corporation or its subsidiaries upon termination of their employment or services pursuant to an agreement providing for the right of such repurchase.

               5.     Redemption.

                      The Preferred Stock shall not be redeemable.

               6.     Conversion.

                      The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                      a. Right to Convert.

                         (i)Subject to subparagraph (c) of this Section 6, each
share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price (as defined in Section 4(a) hereof) of the Preferred Stock by the then effective conversion price, as last adjusted and then currently in effect. The initial conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series A Preferred after the date hereof shall be $0.44 (the "Series A Conversion Price"). The initial conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series B Preferred after the date hereof shall be $1.07 (the "Series B Conversion Price"). The initial conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series C Preferred after the date hereof shall be $3.97 (the "Series C Conversion Price"). The initial conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series D Preferred after the date hereof shall be $11.03 (the "Series D Conversion Price"). The initial conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares



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of Series D1 after the date hereof shall be $11.03 (the "Series D1 Conversion
Price"). Notwithstanding the foregoing, Series A Conversion Price, Series B Conversion Price , Series C Conversion Price, Series D Conversion Price and Series D1 Conversion Price shall be subject to adjustment as set forth in subparagraph (d) of this Section 6 and in addition, the Series D1 Conversion Price shall be subject to adjustment as set forth in subparagraph (c) of this
Section 6.

                         (ii) Each share of Preferred Stock shall automatically
be converted into shares of Common Stock at the then effective Conversion Price of the applicable series immediately upon (a) the closing of the issuance of shares following the effectiveness of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), (other than a registration statement relating solely to the sale of securities to employees of the corporation or a registration relating solely to a transaction pursuant to Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act), pursuant to a firm commitment underwriting and covering the offer and sale of this corporation's Common Stock at a price per share not less than three times the Series A Conversion Price or the Series B Conversion Price or at a price per share of not less than one and a half times the Series C Conversion Price or at a price per share of not less than one times the Series D Conversion Price or the Series D1 Conversion Price (subject to appropriate adjustment in the event of stock splits, stock dividends or similar events), as the case may be, the aggregate proceeds to this corporation of which would, at the public offering price, exceed $10,000,000, or (b) the affirmative vote of the holders of sixty-six and two thirds (66 2/3) of the shares of Preferred Stock outstanding at the time of such vote.

                      b. Mechanics of Conversion.

                         Before any holder of Preferred Stock shall be entitled
to receive shares of Common Stock issuable upon conversion of such Preferred Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock. In the case of a voluntary conversion, such holder shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. In the case of an automatic conversion, certificates of Common Stock shall be issuable upon surrender of the Preferred Stock in the name of the holder of such Preferred Stock, unless the holder provides this corporation with prior written instructions to issue such shares in one or more different names. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made (i) in the case of voluntary conversion, immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and (ii) in the case of automatic conversion, such conversion shall occur on the consummation of the event causing the conversion; and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                      c. Adjustment to Series D1 Conversion Price. If within one hundred eighty (180) days after the Original Issue Date the corporation files a registration statement with the Securities and Exchange Commission ("SEC") covering an underwritten initial public offering (a "Qualifying



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Registration Statement"), the Series D1 Conversion Price (as set forth in
Section 6a(i) hereof) shall be modified to equal eighty-five percent (85%) of the initial public offering price. If the corporation files a Qualifying Registration Statement with the SEC between 180 days and one year of the Original Issue Date, the Series D1 Conversion Price (as set forth in Section 6a(i) hereof) shall be modified to equal seventy-five percent (75%) of the initial public offering price. If the corporation files its Registration Statement with the SEC between one year and fifteen (15) months from the Original Issue Date, the Series D1 Conversion Price (as set forth in Section 6a(i) hereof) shall be modified to equal sixty-five (65%) of the initial public offering price. If the corporation files its Registration Statement with the SEC after fifteen (15) months from the Original Issue Date, there shall be no adjustment to the Series D1 Conversion Price under this subparagraph (c).

                      d. Adjustments to Conversion Price for Diluting Issues.

                         (i)Special Definitions. For purposes of this
Section 6(c), the following definitions shall apply:

                              (A) 'Options' shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                              (B) 'Original Issue Date' shall mean the date on
which the first share of the Series D1 Preferred Stock was first issued.

                              (C) 'Convertible Securities' shall mean any
evidences of indebtedness, shares (other than the Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                              (D) 'Additional Shares of Common Stock' shall
mean all shares of Common Stock issued (or, pursuant to Section 6(c)(ii), deemed to be issued) by the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                                  (1) upon conversion of the Preferred Stock
into Common Stock;

                                  (2) to officers, directors, and employees
of, and consultants to, the corporation pursuant to plans, arrangements or agreements approved by the Board of Directors;

                                  (3) as a dividend or distribution on
Preferred Stock or any event for which adjustment is made pursuant to Section 6(d) hereof;

                                  (4) by way of dividend or other distribution
on shares of Common Stock excluded from the definition Additional Shares of Common Stock by the foregoing clauses (1), (3) or this clause (4) or on shares of Common Stock so excluded; or

                                  (5) the issuance of shares of Common Stock or
Preferred Stock or warrants to purchase shares of Common Stock or Preferred Stock convertible into



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shares of Common Stock in conjunction with equipment leases or other commercial financing transactions approved by the Board of Directors, and the issuance of stock upon exercise of such warrants.

                         (ii) No Adjustment of Conversion Price.. No adjustment
in the then applicable Conversion Price of a share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less then the respective Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock.

                         (iii) Deemed Issue of Additional Shares of Common
Stock. Except as otherwise provided in Section 6C(ii), in the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued with respect to the Preferred Stock unless the consideration per share (determined pursuant to Section 6C(iv) hereof) of such Additional Shares of Common Stock would be less than the then applicable Conversion Price of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                              (A) no further adjustment in the Conversion Price
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                              (B) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                              (C) upon the expiration of any such Options or
any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:




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                                  (1) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                                  (2) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                              (D) no readjustment pursuant to Sections 5(c)(ii)
(B) or 5(c)(ii)(C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                              (E) in the case of any Options which expire by
their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                         (iv) Adjustment of Conversion Price Upon Issuance of
Additional Shares of Common Stock. In the event this corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(c)(ii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, but excluding shares for which an adjustment is made pursuant to paragraph (d) below, then and in such event, the then applicable Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this Section 6(c)(iv), all shares of Common Stock issuable upon conversion of outstanding Options, Convertible Securities and the Preferred Stock shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 6(c)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.



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                         (v)Determination of Consideration. For purposes of this
Section 6(c), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                              (A) Cash and Property: Such consideration shall:

                                  (1) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                  (2) insofar as it consists of property other
than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                  (3) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

                              (B) Options and Convertible Securities. The
consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing

                                  (1) the total amount, if any, received or
receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                  (2) the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                      e. Adjustments to Conversion Price for Certain Other
Events.

                         (i) Adjustments for Subdivisions, Combinations or
Consolidation of Common Stock.

                             In the event the outstanding shares of Common
Stock shall be subdivided (by stock split, stock dividend, or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined



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or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                         (ii) Adjustments for Other Distributions.

                              In the event the corporation at any time or from
time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 6, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the corporation which they would have received had their respective Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Preferred Stock.

                         (iii) Adjustments for Reclassification, Exchange and
Substitution.

                              If the Common Stock issuable upon conversion of
any series of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the respective Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the respective series of Preferred Stock immediately before that change.

                      f. No Impairment.

                         This corporation will not, by amendment of its
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                      g. No Fractional Shares and Certificate as to Adjustments.

                         (i) No fractional shares shall be issuable upon
conversion of any shares(s) of Preferred Stock; and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. If any fractional interest in a share of Common Stock would, except



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for the provisions of this subparagraph (f), be deliverable upon conversion of the Preferred Stock then being converted by a stockholder, this corporation shall pay to the holders of such converted stock an amount in cash equal to the current market value of such fractional interest, as determined by the Board of Directors.

                         (ii) Upon the occurrence of each adjustment or
readjustment of the Conversion Price pursuant to this Section 6, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate of its Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

                      h. Notices of Record Date.

                         In the event of any taking by this corporation of a
record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                      i. Reservation of Stock Issuable Upon Conversion.

                         This corporation shall at all times reserve and keep
available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                      j. Notices.

                         Any notice required by the provisions of this
Section 6 to be given to the holders of shares of Preferred Stock shall be deemed given three (3) days after deposit in the United States first class, certified or registered mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.




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               7.     Voting Rights.

                      a. Except as otherwise required by law or Section 8 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such respective share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the corporation having general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-laws of the corporation. All holders of Preferred Stock shall be entitled to vote on all matters upon which the holders of Common Stock are entitled to vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

               8.     Covenants.

                      a. In addition to any other rights provided by law, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of all series of Preferred Stock, voting together as a class:

                         (i)amend or repeal any provision of, or add any
provision to, this corporation's Certificate of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Stock or;

                         (ii) effect a merger or consolidation of the
corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the corporation unless then stockholders of the corporation immediately prior to such transaction hold more than 50% of the outstanding equity securities (assuming conversion of any shares of Preferred Stock) of the entity surviving such merger or consolidation or the entity purchasing such assets.

                      b. In addition to any other rights provided by law, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a sixty-six and two-thirds (66 2/3) of such outstanding shares of all series of Preferred Stock, voting together as a class:

                         (i) authorize, issue or obligate itself to issue
shares of any equity security, including securities exercisable or exchangeable for or convertible into equity securities, having any preference or priority superior to or on a parity with any preference or priority of the Preferred Stock.




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               9.     Status of Converted Stock.

                      In case any shares of Preferred Stock shall be converted pursuant to Section 6 hereof, the shares so converted shall be canceled and shall not be reissuable.

        FIFTH. The Board of Directors, by vote of a majority of the whole Board, shall have the power to adopt, amend or repeal the bylaws of the corporation, but any bylaw adopted by the Board may be amended or repealed by the stockholders.

        SIXTH. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

        SEVENTH. At all elections of directors of the corporation, each holder of stock or of any class or series of stock shall be entitled to as many votes as shall equal the number of votes which such stockholder would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected, and may cast all of such votes for, or for any two or more of them as such stockholder may see fit.

        EIGHTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

        NINTH. The Corporation is to have perpetual existence.




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